Separation Agreement and Release for Jamie M. Grooms
Regeneration Technologies, Inc.
June 17, 2002

SEPARATION AGREEMENT AND RELEASE

Effective Date of Agreement: April 22, 2002 - Revised from May 9, 2002 Agreement

This Separation Agreement and Release (“Agreement”) is entered into JAMIE M. GROOMS (referred to herein as “Employee”) and Regeneration Technologies, Inc. (referred to herein as “the Company”). Once signed, this Agreement becomes effective on Monday, April 22, 2002.

1.  Employee’s employment with the Company is hereby terminated effective May 22, 2002. The Employee is relieved of all duties and responsibilities related to his current position effective Monday, April 22, 2002. This includes employee’s formal resignation as a member of the Board of Directors of the Company and its various subsidiaries, as well as from any officer positions the Employee may have held with those entities.

2.  Employee’s separation from employment with the Company will be reflected as a mutually agreed upon termination.

3.  Pursuant to the Employment Agreement entered into by Employee and the Company on February 12, 1998, and modified on November 19, 1998, the Company agrees to pay Employee twenty-four (24) months of his current base salary, less legal withholdings, as separation pay. (Employee’s current base annual salary is $300,000). This separation pay will be paid in fifty-two (52) installments, of $11,538.46, and be paid on regular bi-weekly pay periods. The Company’s checks for the Employee’s separation pay will be mailed to an address designated by the employee in writing, or be direct deposited pursuant to the Employee’s written request.

4.  In addition, in light of the Employee’s knowledge concerning the Company’s activities, the Company has requested, and the Employee has agreed, to be available at mutually convenient times to provide consulting services as requested, at least a minimum of two (2) full days per month. The Company and the Employee agree that the Employee will make himself available for these consultation services through no later than May 22, 2005. The duties as a consultant shall be performed as an independent contractor, not as an “Employee” of the Company. In addition, as a consultant, Employee will not be considered to be an agent of the Company or otherwise have authority to contract in the name of or bind the Company, except as expressly agreed otherwise. The Company agrees to pay the Employee $11,523.49 biweekly, less legal withholdings, as payment for the consultation services provided by the Employee through May 22, 2005. This consulting pay will commence at the conclusion of the separation pay, but, the employee agrees to be available for consulting a minimum of two (2) full days per month during both the severance and subsequent consulting services payout period.

5.  In addition, the Company agrees to pay the COBRA continuation premium to continue the Employee’s current health/dental insurance coverage through November 30, 2003, provided the Employee does not become eligible for enrollment for other health/dental care coverage under another group health/dental plan prior to the end of this period. To be eligible for such COBRA continuation premium payments by the Company, the Employee must elect COBRA continuation coverage when contacted by COBRASERVE, the Company’s provider of COBRA services. At the completion of the eighteen (18) months of COBRA eligibility, if required, the Company will provide, to the Employee, the premium payments for health/dental insurance coverage, with a reputable insurance carrier, effective through May 22, 2005.

6.  The Company agrees to provide to the Employee continuation of Company paid Executive Term Life Insurance through the current policy term. Continuation of coverage beyond this period will be at Employee’s own expense.

7.  The Employee currently holds 21,746 shares of restricted stock. Pursuant to the terms of the stock grant, all of these shares will vest on August 10, 2002. Any and all other remaining unvested stock/option grants will be forfeited.

8.  The Employee participates in the Company’s 401(k) retirement plan, therefore he will receive information from the MetLife representative regarding his account. All terms related to the 401(k) retirement plan will be controlled by the terms of the plan.

9.  The Company agrees to pay the Employee for any unused vacation and sick/personal business leave time accrued as of May 22, 2002. The Employee will not accrue any additional vacation or sick/personal business leave after May 22, 2002.

10.  The Employee acknowledges that, in the absence of this Agreement, he would not be entitled to the additional consideration set forth in this Agreement. In exchange for the additional consideration set forth in this Agreement, the Employee, for himself and his heirs, successors and assigns, hereby releases and discharges the Company, its parents, subsidiaries, affiliates, related companies, predecessors, successors or assigns, and all their employees, officers, directors, agents, shareholders, and assigns, from all claims, liability, legal action, litigation, charges, demands, damages, actions, or causes of actions of any kind, whether known or known, which Employee has or may have from the beginning of the world to the date of this Agreement. This general release specifically includes, but is not limited to, any and all claims arising from or during Employee’s employment with the Company or from the termination of that employment, any and all claims for unpaid wages, commissions, bonuses, or other compensation, any and all claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act (“OWBPA”), the Americans with Disabilities Act, the Florida Civil Rights Act, any and all other state, federal or local statutory, contract, tort or common law claims of any kind, or any claims under any state, federal or local law, regulation or ordinance.

11.  The Employee and the Company agree that the terms and conditions of this Agreement shall remain confidential and that they and their agents shall not disclose, disseminate or publicize any information about this Agreement to any other person(s) except as follows:

1)  to state and federal tax authorities to the extent necessary;

2)  in response to an order of a court of competent jurisdiction;

3)  in response to a properly issued subpoena;

4)  by the Company in defense of any claim or proceeding instituted by the Employee;

5)  in an action to enforce this Agreement;

6)  to professional advisors including attorneys and accountants, where such disclosure is relevant to their provision of services for the Employee or the Company;

7)  to immediate family members if those family members have agreed to not disclose the terms and conditions of this Agreement.

12.  The Employee agrees that he will not criticize or make disparaging comments directly or indirectly criticizing the Company, its employees or business operations and he agrees not to disparage the Company in any way which may have a reasonable likelihood of causing an adverse effect on Employer. Employee also agrees that neither Employee nor anyone acting on Employee’s behalf, will, in any manner, inform, disclose or discuss with any individual, including without limitation, any current or former Employee of the Company, any aspect of the subject matter of this Agreement, including the amount paid to Employee in connection with this Agreement.

13.  The Employee agrees not to directly or indirectly solicit or seek to cause any individuals to leave their employment with the Company during the Consulting Term. The Employee agrees that, during the Consulting Term, the Employee will not directly or indirectly solicit any past, present or future suppliers, tissue procurement organizations, clients or customers of the Company. The Company may extend the term of the restrictions contained in this paragraph for a period of one (1) year from the end of the consulting Term by continuing to pay the Employee $11,538.46 bi-weekly on the twenty-six bi-weekly installments.

14.  The Employee agrees that during the Severance period, Consulting Term, and Extended Term, if applicable, the Employee will not engage in any business that receives, processes or distributes human or any other animal tissue within the United States without prior written approval by the Company. The Employee acknowledges that this restrictive covenant is reasonably necessary to protect the Company’s legitimate business interests, which are represented by, among other things, the substantial relationship between the Company and its licensees and tissue sources in the United States and other countries where its products are manufactured or distributed. The Employee recognizes that the Company would not sign this agreement without the inclusion of this Paragraph and the Employee confirms the sufficiency of the consideration that the Employee is receiving in accepting this covenant as a material term of this agreement.

15.  (a)  Confidentiality.    During the performance of Employee’s services for the Company, Employee was exposed to confidential and/or proprietary information which is the property of the Company (collectively referred to as “Confidential Materials and Information”), including, but not limited to, patent applications, trademarks, trade secrets, drawing records, models, programs, engineering, research and technology documents, unpublished product specifications, products under development, information belonging to other companies provided to the Company under a confidentiality agreement, the identity of the Company’s clients or prospective clients, the existence of negotiations with clients or prospective clients, customer information and financial information. Employee hereby acknowledges that maintaining the confidentiality of the Company’s Confidential Materials and Information is essential to the Company. Employee agrees that he will not, directly or indirectly, for any reason, take from the Company’s premises, copy, duplicate or otherwise reproduce, use, disclose, divulge, reveal or otherwise communicate to any person or entity any Confidential Materials and Information of the Company.

(b)  Employee Developments.    During his employment with the Company, Employee may have invented, created, developed or improved certain valuable property such as, but not limited to, patents, trademarks, inventions or products (referred to herein as “Employee Developments”). Employee agrees that all Employee Developments that may have been developed or produced by Employee during Employee’s employment by the Company are and will be the property of the Company. Employee agrees to execute such documents as may be necessary from time to time of assign or transfer all rights, title or interest in the Employee Developments to the Company and he will cooperate with the Company in connection with any patent applications. Employee agrees that no later than June 21, 2002, Employee shall immediately deliver and surrender to the Company any and all plans, documents and other materials of any nature relating to Employee Developments.

16.  (a)  The Employee has up to twenty-one (21) calendar days following his receipt of this Agreement (no later than 5:00 p.m. on July 8, 2002) for review of it prior to signing. Further, Employee has the right to revoke this Agreement within seven (7) days following the date when the Agreement is signed by the Employee. If the Employee chooses to revoke this Agreement within the prescribed seven (7) days, he agrees to do so by delivering written notification to RTI’s Human Resources Director Linda Hilderbrand by no later than 5 p.m. on the 7th day. It is recommended that Employee review this Agreement with an attorney prior to executing this Agreement.

(b)  If the Employee signs this Agreement within the twenty-one day period, and does not revoke this Agreement within the seven-day period described herein, the Company will provide the consideration set forth in this Agreement.

17.  The restrictive covenants contained in this Agreement supercede and take the place of the covenants set forth in Employee’s Employment Agreement entered into by the Employee and the Company on February 12, 1998.

18.  Other than the aforementioned and other than any other obligations the Company may owe the Employee under ERISA and COBRA, the Company has no further financial obligations to the Employee.

19.  This Agreement may not be altered, amended, modified or terminated except in writing by both the Employee and an authorized representative of the Company. This is the entire Agreement between Employee and the Company, written or oral. This Agreement supercedes any and all prior agreement between Employee and the Company. The rights and obligations of each party under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of that party and Employee consents to enforcement of any covenant herein by any such successor or assign.

20.  This Agreement will be construed in accordance with the laws of the State of Florida.

21.  The parties agree that, if any provision in this Agreement is held to be invalid, illegal or unenforceable, such provision will be severed herefrom, and the remainder of this Agreement will continue to be valid and enforceable.

22.  The undersigned parties have had an opportunity to read and review this document and they freely, voluntarily and without coercion agree to the terms set forth within the Agreement and waive any rights in contradiction thereto.

23.  The parties consent to the jurisdiction and venue of the federal and state courts in the State of Florida in connection with any claim or controversy arising out of, or connected with, this Agreement. Any action in connection with any claim or controversy arising out of, or connected with, this Agreement shall be brought exclusively in the United States District Court for the Northern District of Florida, Gainesville Division, or in the Circuit Court in and for Alachua County, Florida.

Agreed:	Agreed:
REGENERATION TECHNOLOGIES, INC

By:
Jamie M. Grooms	President & CEO

June 17th, 2002 Date	June 17th, 2002 Date